UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):  May 3, 2014

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10786	45-3117900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 5, 2014, Aegion Corporation (the “Company”) issued a press release announcing the resignation for personal reasons of its President and Chief Executive Officer, J. Joseph Burgess, effective May 3, 2014.

Mr. Burgess and the Company have entered into an agreement, dated May 3, 2014 (the “Separation Agreement”). Pursuant to the Separation Agreement and the terms of the individual award agreements, Mr. Burgess will have 90 days to exercise any stock options granted to Mr. Burgess that vested prior to May 3, 2014. All other equity-based awards granted to Mr. Burgess have been canceled. Mr. Burgess also made certain representations, warranties, covenants and agreements, including, but not limited to, releasing the Company from certain claims and causes of action and agreeing to covenants relating to confidentiality, non-solicitation, non-competition and non-disparagement as well as a two-year standstill agreement on acquisitions of the Company’s stock in excess of 5%, any participation in a proxy contest, making an offer for any transaction involving the Company, or joining a group to do any of the above.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;o Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed above, effective May 3, 2014, J. Joseph Burgess resigned his positions as President and Chief Executive Officer of the Company, as well as all officer and director positions that he held with any of the Company’s subsidiaries. Mr. Burgess also resigned from the Company’s Board of Directors, which reduces the size of the Company’s Board of Directors from eight to seven.

Effective May 4, 2014, the Board of Directors named Charles R. Gordon its interim Chief Executive Officer, effective as of May 4, 2014. Mr. Gordon has been a director of the Company since 2009. In connection with Mr. Gordon’s appointment as the Company’s interim Chief Executive Officer, Mr. Gordon has resigned as a member of the Corporate Governance & Nominating Committee and the Audit Committee and has been appointed as a member of the Strategic Planning & Finance Committee. Mr. Phillip D. Wright, a director of the Company since 2011, has replaced Mr. Gordon on the Audit Committee. Mr. Gordon has not been replaced at this time on the Corporate Governance & Nominating Committee.

Mr. Gordon, 56, most recently Chief Executive Officer of Natural Systems Utilities, LLC (“Natural Systems”), a distributed water infrastructure company, has over 30 years of experience in the water and wastewater and energy and mining industries. From 2010 until 2013, Mr. Gordon was President and Chief Operating Officer of Nuverra Environmental Solutions, Inc., a company dedicated to providing comprehensive and full-cycle environmental solutions to its customers in energy and industrial end markets. From 2003 to 2010, Mr. Gordon held various positions with Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers, most recently as President and Chief Executive Officer of Siemens Water Technologies. Additional information regarding Mr. Gordon’s biographical information is reported in the Company’s Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission on March 14, 2014, under the section entitled “Certain Information Concerning Director Nominees”.

On May 4, 2014, the Company entered into an agreement (the “Contractor Agreement”) with Mr. Gordon that provides for certain terms relating to his service as interim Chief Executive Officer, including, among other things: (i) compensation at a rate of $50,000 per month; (ii) eligibility to participate in the Company’s 2014 Annual Incentive Plan; (iii) provision of a vehicle and temporary housing while he is in St. Louis; and (iv) reimbursement for certain reasonable and customary expenses and medical insurance premiums.

The foregoing description of the Contractor Agreement is qualified in its entirety by reference to the Contractor Agreement, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Gordon and any other person pursuant to which he was elected as an executive officer of the Company nor are there any family relationships between any director or executive officer of the Company and Mr. Gordon. Mr. Gordon has no related party transactions pursuant to Item 404(a) of Regulation S-K.

The text of the press release dated May 5, 2014 announcing the resignation of Mr. Burgess and the appointment of Mr. Gordon is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.
	(d)	The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Executive Separation Agreement and Release, dated May 3, 2014, filed herewith.

10.2	Independent Contractor Agreement, dated May 4, 2014, filed herewith.

99.1	Press Release of Aegion Corporation, dated May 5, 2014, announcing resignation of President and Chief Executive Officer and appointment of interim Chief Executive Officer, filed herewith.

*     *     *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGION CORPORATION

By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel
and Chief Administrative Officer

Date: May 5, 2014

INDEX TO EXHIBITS

These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description

10.1	Executive Separation Agreement and Release, dated May 3, 2014.

10.2	Independent Contractor Agreement, dated May 4, 2014.

99.1	Press Release of Aegion Corporation, dated May 5, 2014, announcing resignation of President and Chief Executive Officer and appointment of interim Chief Executive Officer.